EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Murphy Oil Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-226494) on Form S-8 and in the registration statement (No. 333-227875) on Form S-3 of Murphy Oil Corporation of our reports dated February 27, 2019, with respect to the consolidated balance sheets of Murphy Oil Corporation and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement Schedule II  (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Murphy Oil Corporation.

Our report dated February 27, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states the Company acquired assets in MP Gulf of Mexico, LLC (the Acquired Business) during 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, the Acquired Business’ internal control over financial reporting associated with total assets of $1.6 billion and total revenues of $56 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Acquired Business.

/s/ KPMG LLP

Houston, Texas
February 27, 2019